EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference by China Armco Metals, Inc. (the “Company”) in the Registration Statements on Form S-3 (No. 333-167168) and Form S-8 (No. 333-162774) of the Company of our report dated March 30, 2012 relating to the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for the years then ended appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/Li & Company, PC
Li & Company, PC

Skillman, New Jersey
March 30, 2012